EXHIBIT 5

                        August 13, 1998

Gottschalks Inc.
7 River Park Place East
Fresno, CA 93720

RE:  Registration on Form S-8 of Gottschalks Inc. (the "Company")


Ladies and Gentlemen:

          At your request, I have examined the Registration Statement on Form S-8 relating to The Gottschalks Inc. 1998 Employee Stock Purchase Plan (the "Plan") to be filed with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of 500,000 shares of Common Stock, $.01 par value per share of the Company (the "Shares").
At your request, I have examined the proceedings heretofore taken and to be taken in connection with the authorization of the Plan and the Common Stock that may be sold pursuant to the Plan.

          Based upon such examination and upon such matters of fact and law as I have deemed relevant, I am of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization and appropriate action as contemplated thereby and by the Plan and related agreements, the Shares will be validly issued, fully paid and nonassessable.

          I consent to the use of this opinion as an exhibit to the above-referenced Registration Statement.

                     Respectfully submitted,


                     /s/ WARREN L. WILLIAMS
                     Warren L. Williams, Esq.
                     General Counsel